SHARE PURCHASE AGREEMENT

THIS AGREEMENT is dated for reference the 5th day of February, 2007 between Clearly Canadian Beverage Corporation, a company incorporated under the laws of the Province of British Columbia with an office at 2267 West 10th Avenue, Vancouver, B.C. V6K 2J1 (the “Purchaser”) David Reingold, of 67 Gatcombe Circle, Richmond Hill, Ontario L4C 9P5 (“David”), Lisa Reingold, of 67 Gatcombe Circle, Richmond Hill, Ontario L4C 9P5 (“Lisa”), and Mark Goodman, of 84 Markwood Lane, Thornhill, Ontario, L4J 7A6 (“Mark” and together with David and Lisa, the “Vendors”).

WHEREAS:

A.

DMR Food Corporation, a company incorporated under the laws of the Province of Ontario (“DMR”), operates and carries on, directly and indirectly, a business known as “Sweet Selections” manufacturing, marketing and selling dried fruit and nut snack foods (the “Business”).

B.	The Vendors are collectively the legal and beneficial owners of 100% of the issued and outstanding shares of DMR (the “DMR Shares”).

C.	The Vendors have severally agreed to sell and the Purchaser has agreed to purchase the DMR Shares on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1.	INTERPRETATION

1.1 Definitions: In this Agreement and in any schedules and amendments, the following terms will have the meanings set forth below unless the context otherwise requires:

(a)	“Agreement” means this Agreement including the Schedules attached as the same may be amended or supplemented from time to time;

(b)

“Assets” means the rights, interests and assets of DMR, tangible and intangible and wherever located, which comprise the Business. Such rights, interests and assets will include, but are not limited to:

(i)

all machinery, equipment, furniture, trade fixtures, computers, software, databases, inventory of raw materials, supplies, work in process and finished goods, trademarks, trade names, copyrights, and all other intellectual and proprietary property owned by DMR and used in connection with the operation of the Business;

	(ii)	all rights under all contracts to which DMR is a party;

	(iii)	all prepaid items of DMR;

Share Purchase Agreement

(iv)	all transferable licenses and permits of DMR;

(v)	all accounts receivable, loans receivable (and liens in the collateral therefore), and all other current assets of DMR;

(vi)	all books, records, files and databases of DMR;

(vii)	all rights of DMR under express or implied warranties from the suppliers of DMR with respect to the Assets, to the extent assignable;

(viii)	all of DMR’ claims, causes of action, choices in action, rights of recovery and rights of set-off of any kind arising out of the operation of the Business;

(ix)	all of DMR’ right to receive mail and other communications, including, without limitation, all telephone and facsimile numbers and electronic mail addresses of DMR;

(x)	all certifications and approvals, if any, from all certifying agencies issued to DMR and all of DMR’ right to all data and records held by certifying agencies;

(xi)	the Intangible Assets;

(xii)	all goodwill of DMR as a going concern; and

(xiii)	all other properties, tangible and intangible, not otherwise referred to above which are owned by DMR or in which they have any interest and which are used in the conduct of the Business;

but does not include the Excluded Assets or the Excluded Liabilities;

(c)

“Books and Records” means all files, ledgers, correspondence, lists, manuals, reports, texts, notes, memoranda, invoices, receipts, accounts, financial statements, financial working papers, computer discs, tapes or other means of electronic storage, and all other records or documents of any nature or kind whatsoever belonging to DMR and used in connection with the Business;

(d)	“Business Day” means any day except Saturday, Sunday or any statutory or civic holiday in the Provinces of British Columbia or Ontario;

(e)	“Charter Documents” means articles, articles of incorporation, memorandum, memorandum of association, articles of association, by-laws, or any similar document of a corporate entity;

(f)	“Claim” means any claim by the Purchaser against the Vendors, or the Vendors against the Purchaser, for any breach of representation, warranty, covenant or

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other agreement or obligation of the Vendors or Purchaser pursuant to this Agreement on any agreement contemplated hereby;

(g)	“Clearly Shares” means the common shares of the Purchaser;

(h)	“Closing” means the completion of the sale and purchase of the Shares as provided in this Agreement;

(i)	“Closing Date” means the date hereof or such other date as the parties may agree to in writing;

(j)	“Closing Time” means 3:00 p.m. (Pacific Standard Time)/6:00 p.m. (Eastern Standard Time), or such other time on the Closing Date as the parties may agree in writing;

(k)	“Contingent Purchase Price” has the meaning ascribed thereto in Section 3;

(l)

“DMR EBITDA” means earnings of DMR from the Business before income tax, depreciation, and amortization, in respect of the applicable year end of DMR, determined in accordance with generally accepted accounting principles in Canada, consistently applied without any corporate allocation from the Purchaser unless agreed to by the parties in writing;

(m)	“DMR Revenues” means the revenues of DMR from the Business, determined in accordance with generally accepted accounting principles in Canada, consistently applied;

(n)

“DMR Working Capital” means, in respect of DMR, the amount by which (i) DMR’s cash, plus trade account receivables, plus inventory, plus pre-paid expenses, plus deposits exceeds (ii) DMR’s less bank indebtedness, less operating loans, less trade payables, less taxes payable, all determined in accordance with generally accepted accounting principles in Canada, consistently applied;

(o)	“Encumbrances” means and includes, whether or not registered or recorded, any and all:

(i)

mortgages, assignments of rent, liens, licences, leases, charges, security interests, hypothecs, and pledges against property (whether real, personal, mixed, tangible or intangible), or conditional sales contracts or title retention agreements or equipment trusts or financing leases relating thereto, or any subordination to any right or claim of others in respect thereof;

(ii)

claims, interests and estates against or in proper (whether real, personal, mixed, tangible or intangible) including easements, rights-of-way servitudes or other similar rights in property granted to or reserved or taken by any person or any governmental body or authority;

Share Purchase Agreement

(iii) any option, or other right to acquire, or acquire any interest in, any property; and

(iv) other encumbrances of whatsoever nature and kind against property (whether real, personal, mixed, tangible or intangible);

(p)	“Equipment Leases” means the leases under which the Leased Equipment is leased by DMR as more particularly described in Schedule D;

(q)	“Excluded Assets” means cash and cash equivalents of DMR on the Closing Date;

(r)

“Excluded Liabilities” means all liabilities of DMR of any kind whatsoever other than, in respect of the Business up to the Closing Date, trade payables, commissions payable, employee remittances of every kind whatsoever, federal, provincial, municipal, and/or state taxes of any kind whatsoever and operating credit facilities secured against receivables;

(s)	“Insurance Policies” means those insurance policies as set forth in Schedule A;

(t)

“Intangible Assets” means those registered and unregistered names, trade names, trademarks, designs, copyrights, patents and similar rights specifically and any proprietary software set forth in Schedule B;

(u)	“Leased Equipment” means those assets included in the Assets which are leased by DMR and set forth in Schedule D;

(v)	“Leases” means the leases and the agreements to lease under which DMR leases any real property, as listed in Schedule C attached hereto;

(w)	“Material Contracts” means those contracts described in Schedule E;

(x)	“Other Operating and Fixed Assets” means those operating and fixed assets set forth in Schedule F;

(y)	“Operating Entities” means any subsidiaries or affiliates of DMR;

(z)	“Person” means an individual, a corporation, a partnership, a trust, an unincorporated organization or a government agency or instrumentality;

(aa)	“Place of Closing” means the offices of Aird & Berlis LLP, Barristers and Solicitors, in Toronto, Ontario;

(bb)	“Purchase Price” has the meaning ascribed thereto in Subsection 2.1;

(cc)	“Specified Assets” means those specified assets set forth in Schedule G; and

(dd)

“Unaudited Financial Statements” means the unaudited financial statements of DMR relating to the Business for the 12 month period ending October 31, 2003, the 12 month period ending October 31, 2004, the 11 month period ending

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September 30, 2005, the 12 month period ending September 30, 2006 and the 3 month period ending December 31, 2006, copies of which are incorporated as Schedule H.

1.2 Schedules: The following are the schedules delivered concurrently with, and incorporated in, this Agreement:

Schedule	Description
A	List of Insurance Policies
B	List of Intangible Assets
C	List of Lease(s)
D	List of Leased Equipment and Equipment Leases
E	List of Material Contracts
F	List of Other Operating and Fixed Assets
G	List of Specific Assets
H	Unaudited Financial Statements
I	List of 15 Largest Customers
J	List of 15 Largest Suppliers
K	List of Bank Facilities
L	List of Insurance Policies
M	List of Employees
N	List of Employee Benefits
O	List of Material Contracts
P	List of Required Consents
Q	Form of Warrant Purchase Agreement
R	Form of Consulting/Non-Compete Agreement
S	List of Excluded Liabilities
T	List of Related Party Debts
U	Form of Warrant Certificate

1.3 Division, Headings, Index: The division of this Agreement into sections, subsections and paragraphs and the insertion of headings and any index provided are for convenience of reference only and will not affect the construction or interpretation of this Agreement.

1.4 Gender and Number: Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include both genders.

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1.5 Best Knowledge. Any reference herein to “the best of the knowledge” of the Vendors will be deemed to mean the actual knowledge of David.

1.6 Several Obligations. The obligations of the Vendors hereunder are several and not joint and several.

1.7 Administrative Convenience. Wherever this Agreement contemplates the making of a payment in money by the Purchaser to the Vendors, or the issue of securities certificates by the Purchaser to the Vendors, such payments will be made, and such securities certificates will be issued, to the Vendors in accordance with joint written directions from the Vendors to the Purchaser contemporaneously with the making of such payment or the issue of such securities certificates.

1.8 Currency: All dollar amounts referred to in this Agreement are stated in lawful money of Canada, unless otherwise expressly stated.

2.	PURCHASE AND PURCHASE PRICE

2.1 Purchase: On the Closing Date and subject to the terms and conditions contained in this Agreement, the Vendors will sell, assign and transfer the DMR Shares, free from any and all Encumbrances, and the Purchaser will purchase the DMR Shares, free from any and all Encumbrances, for the aggregate price of $3,450,000.00 plus the contingent purchase price as described in Section 3.

2.2 Payment of Purchase Price: The Purchase Price, other than the Contingent Purchase Price, will be payable by the Purchaser to the Vendors as follows:

(a)	the sum of $450,000.00 (the “First Payment”) by certified or solicitor’s trust cheque on Closing;

(b)	the sum of $450,000.00, in 36 monthly instalments of $12,500 each on the last Business Day of each month, commencing in the month of Closing; and

(c)

the issuance of warrants, vesting immediately and expiring on the third anniversary of the Closing Date, to purchase an aggregate of up to 3,000,000 Clearly Shares at a purchase price of $4.00 USD per share (the “Warrants”).

2.3 Best Efforts to Exercise Warrants. Provided that the Warrants may be exercised by the Vendors and the Clearly Shares issuable to the Vendors upon exercise thereof may be freely traded by the Vendors in compliance with applicable laws, and further provided that the trades hereinafter contemplated are not subject to the “short swing” rules under United States legislation, then the following provisions of this section 2.3 will apply during the period (the “Warrant Exercise Period”) commencing at such time as the Warrants may be exercised by the Vendors and the Clearly Shares issuable to the Vendors upon exercise thereof may be freely traded by the Vendors and ending on the earlier of: (a) the One Year Anniversary (defined below); and (b) the date on which the Vendors have exercised Warrants to acquire an aggregate of 750,000 Clearly Shares. If, during the Warrant Exercise Period, the Clearly Shares are trading on the NASD OTC or other public securities exchange at a price in excess of US$4.10 per share,

Share Purchase Agreement

the Vendors will use their reasonable best efforts to: (i) exercise the Warrants to acquire such number of Clearly Shares as is equal to not less than 20% of the trading volume in the Clearly Shares on such market on that trading day (provided such trading volume is ascertainable, failing which the Vendors, acting in good faith, will be entitled to determine the number of Warrants to exercise); and (ii) sell the Clearly Shares issued to them upon exercise of the Warrants referred to in (i) above at a price in excess of US$4.10. The Purchaser covenants and agrees that it will deposit all proceeds received by it from the exercise of the Warrants during the Warrant Exercise Period as aforesaid in escrow pending payment to the Vendors of all amounts due to the Vendors in accordance with the provisions of Subsection 2.4 hereof.

2.4	Conditional Payment:

(a)

In the event the Vendors have not received, by no later than the 180th day following the Closing Date (the “Six Month Anniversary”), a net amount of $450,000.00 through the sale of all, or any, of the Clearly Shares underlying the Warrants, net of sales commissions and costs of purchasing such underlying shares (the “Warrant Sale Proceeds”), the Vendors will have the right to demand that the Purchaser make a payment to the Vendors of an amount equal to the difference obtained by subtracting the Warrant Sale Proceeds from $450,000 (the “Second Payment”). The Second Payment will be paid by the Vendors to the Purchaser, within 15 Business Days of the Purchaser receiving written notice from the Vendors of demand for the Second Payment as aforesaid (the “First Demand”), by, at the Purchaser’s option, (i) certified cheque or solicitor’s trust cheque; or (ii) such number of Clearly Shares as have a market value equal to the Second Payment (the “Second Payment Clearly Shares”), such market value being calculated based on the average closing price of the Clearly Shares on the NASD OTC, or other public securities exchange, for the 10 trading day time period immediately proceeding the day on which the Purchaser receives the First Demand; provided, however, (A) the Purchaser will only have the option to make the Second Payment in Clearly Shares if the Clearly Shares have traded an average daily volume of 100,000 shares for the 30 trading days immediately preceding the day on which the Purchaser receives the First Demand; (B) in the event the Second Payment is paid in Clearly Shares and the Vendors have not received, by no later than the 20th trading day following the Vendors’ receipt of the Second Payment (the “Second Payment Anniversary”), an amount equal to the Second Payment, through the sale of all of the Second Payment Clearly Shares, net of sales commissions (the “Second Payment Share Sale Proceeds”) and other costs of disposition, the Vendors will have the right to demand that the Purchaser make a payment to the Vendors equal to the difference obtained by subtracting the Second Payment Share Sale Proceeds from the Second Payment (the “Second Payment Shortfall”); (C) the Second Payment Shortfall will be paid by the Purchaser to the Vendors, within 15 Business Days of the Purchaser receiving written notice from the Vendors of demand for the Second Payment Shortfall (the “Second Payment Shortfall Demand”), by the issuance to the Vendors of such number of Clearly Shares as have a market value equal to such Second Payment Shortfall, such market value being calculated based on the average closing price of the Clearly Shares on the NASD OTC, or other public securities exchange, for

Share Purchase Agreement

the 10 trading day time period immediately proceeding the day on which the Purchaser receives the Second Payment Shortfall Notice; and (D) in the event the Vendors do not deliver the First Demand to the Purchaser within 20 Business Days of the Six Month Anniversary, the Vendors, subject to Paragraph 2.4(b), will forfeit any further right to demand payment of the Second Payment. Further, the Vendor will not have any right to receive payment of the Second Payment Shortfall if the Vendors have not sold all of the Second Payment Clearly Shares prior to the Second Payment Anniversary;

(b)

In the event the Vendors have not received, by no later than the 365th day following the Closing Date (the “One Year Anniversary”), a net amount of $3,000,000 (net of sales commissions and other costs of disposition and the cost of purchasing the Clearly Shares underlying the Warrants) through a combination of (i) the Warrant Sale Proceeds, if any, (ii) the First Payment, and (iii) the Second Payment, if any, the Vendors will have the right to demand that the Purchaser pay the Vendors an amount (the “Third Payment”) equal to the difference obtained by subtracting from $3,000,000 the sum of (i) the Warrant Sale Proceeds, if any, (ii) the First Payment, and (iii) the Second Payment. The Third Payment will be paid by the Purchaser to the Vendors, by certified cheque or solicitor’s trust cheque, as follows: (i) by applying the Warrant Purchase Proceeds, if any, and paying such amount within 10 Business Days of the Purchaser receiving written notice from the Vendors of demand for the Third Payment (the “Second Demand”); (ii) if any balance of the Third Payment remains outstanding following payment by the Purchaser to the Vendors of the amount referred to in (i), then 50% of such outstanding balance will be paid to the Vendors within 10 Business Days of the Purchaser receiving the Second Demand; and (iii) the remaining 50% of such outstanding balance will be paid to the Vendors on the 730th day following the Closing Date (the “Two Year Anniversary”). Upon receipt of the first instalment of the Third Payment, the Vendors will return to the Purchaser, for cancellation, any Warrants not yet exercised by the Vendors. In the event the Vendors do not deliver the Second Demand to the Purchaser within 20 Business Days of the One Year Anniversary, the Vendors will forfeit any further right to demand payment of the Third Payment.

2.5 Control of Excluded Assets: From and after the Closing Date, the Purchaser will have operational control and responsibility of the management of all of the Assets other than the Excluded Assets.

3.	CONTINGENT PURCHASE PRICE

3.1 First Contingent Purchase Price: On the 45th Business Day following the One Year Anniversary, the Purchaser will pay to the Seller, by certified or solicitor’s trust cheque, an amount which equals the following percentage of $500,000.00:

The average, expressed as a percentage, of:

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(a)	2007 DMR Revenues - 4,250,000)
	6,000,000 - 4,250,000)	x	100

	and

(b)	2007 DMR EBITDA - 205,000)
	900,000 - 205,000)	x	100

provided, however, that such payment does not exceed $500,000.00.

3.2 Second Contingent Purchase Price: On the 45th Business Day following the Two Year Anniversary, the Purchaser will pay to the Seller, by certified or solicitor’s trust cheque, an amount which equals the following percentage of $500,000.00:

The average, expressed as a percentage, of:

(a)	2008 DMR Revenues - 4,250,000)
	6,500,000 - 4,250,000)	x	100

	and

(b)	2008 DMR EBITDA - 205,000)
	1,050,000 - 205,000)	x	100

provided, however, that such payment does not exceed $500,000.00.

3.3 Third Contingent Purchase Price: On the 45th Business Day following the third year anniversary (the “Three Year Anniversary”) of the Closing Date (1,095th day following the Closing Date), the Purchaser will pay to the Seller, by certified or solicitor’s trust cheque, an amount which equals the following percentage of $500,000.00:

The average, expressed as a percentage, of:

(a)	2009 DMR Revenues - 4,250,000)
	7,000,000 - 4,250,000)	x	100

	and

(b)	2009 DMR EBITDA - 205,000)
	1,155,000 - 205,000)	x	100

provided, however, that such payment does not exceed $500,000.00.

3.4 Determination of Contingent Purchase Price. The following provisions of this Section 3.4 will apply to the determination of the Contingent Purchase Price:

(a)	As soon as reasonably practicable following each of the One Year Anniversary, the Two Year Anniversary and the Third Year Anniversary, and in any event not

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later than 30 days thereafter, the Purchaser will deliver to the Vendors copies of the unaudited financial statements of DMR relating to the Business for the preceding twelve month period, consisting of consisting of a balance sheet, an income statement and a statement of changes in financial position, together with the notes thereto and an explanation from the Purchaser as to the calculation of the Contingent Purchase Price.

(b)

Unless the Vendors will otherwise have agreed in writing, the Purchase will cause the financial statements referred to in Section 3.4(a) above to be prepared in accordance with generally accepted accounting principles in Canada, consistently applied, and in a manner consistent with the historical practice of DMR prior to completion of the transaction of purchase and sale herein contemplated.

(c)

The Purchaser covenants and agrees with the Vendors that it will not, without the prior written consent of the Vendors, at any time prior to the Third Year Anniversary, take any action in relation to the Business or the preparation of the financial statements referred to in Section 3.4(a) above that would reasonably be expected to reduce DMR Revenues or DMR EBITDA.

(d)

The Vendors will have the right to review all work papers and procedures used to prepare the financial statements referred to in Section 3.4(a) above. Unless the Vendors, within 15 Business Days after receipt by the Vendors of the said financial statements, jointly notify the Purchaser in writing that they object to any of the items in such financial statements (an “Objection Notice”) specifying therein the basis for such objection and each amount in dispute, the financial statements will become final and binding upon the parties for the purposes of this Agreement. If the Vendors and the Purchaser, together with their respective advisors, are unable to resolve any such objections within 15 Business Days after an Objection Notice is received by the Purchaser, the dispute will be submitted to the Purchaser’s independent auditors (the “Independent Accountant”) who will be instructed by the Vendors and the Purchaser, jointly, to resolve the dispute in accordance with the terms of this Agreement and in an expeditious manner. The Independent Accountant will make a determination as to the matter or matters in dispute, which determination will set forth in a written statement addressed and delivered concurrently to the Purchaser and the Vendors. Such determination will be final and binding on the parties.

(e)

DMR Revenues and DMR EBITDA shall be quantified in accordance with Sections 3.1 to 3.3 hereof based on the 12 month period commencing on and including January 1 and ending on December 31 in each of the years 2007, 2008 and 2009, respectively, regardless of the fiscal year of DMR.

3.5 Tax Treatment. The parties hereto agree that any amounts paid to the Vendors in accordance with the provisions of this section 3 shall be deemed to be income to the Vendors for tax purposes.

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4.	REPRESENTATIONS AND WARRANTIES OF THE VENDORS

The Vendors severally represent and warrant to the Purchaser as follows and acknowledge that the Purchaser is relying upon such representations and warranties in connection with the purchase of the DMR Shares:

4.1	Assets:

	(a)	Ownership: Except for the Leased Assets, DMR has good and marketable title to all of the Assets free and clear of all Encumbrances;

(b)

Authority: The Vendors have the legal capacity, power and authority to enter into this Agreement and to transfer the legal and beneficial title and ownership of the DMR Shares to the Purchaser free of Encumbrances;

(c)

Leased Equipment: The Leased Equipment is held under valid and subsisting Equipment Leases, each of which is listed in Schedule D. Each Equipment Lease is in full force and effect and without amendment thereto, and the Equipment Leases and the Leased Equipment are free and clear of all Encumbrances subject only to the rights of the lessors therein. Except for the Equipment Leases, there are no leases, agreements to lease or licences to which DMR is a party which have a capitalized value in excess of $500.00. DMR has not previously assigned the Equipment Leases nor sublet its interest in any of the Leased Equipment under the Equipment Leases. DMR has not released any of the other parties to such leases from the performance of any of their obligations thereunder. DMR is not in breach of any of the terms of any Equipment Leases, and DMR is not aware of any of the other parties to the Equipment Leases being in breach of any of the terms of the Equipment Leases, and, to the best of the knowledge of the Vendors, no event or condition has occurred which, either immediately or after notice or lapse of time or both, could give rise to the cancellation or termination of any of the Equipment Leases;

(d)

Leases and Leased Premises. The Leases are valid and subsisting leases, each of which is listed in Schedule D. Each Lease is in full force and effect and without amendment thereto, and the Leases and the premises leased pursuant to the Leases (the “Leased Premises”) are free and clear of all Encumbrances, subject to the rights of the lessors therein. Except for the Leases, there are no leases, agreements to lease, tenancy arrangements or licences to which DMR is a party which have a capitalized value in excess of $500.00. DMR has not previously assigned the Leases nor sublet its interest in any of the Leased Premises under the Leases. DMR has not released any of the other parties to such Leases from the performance of any of their obligations thereunder. DMR is not in breach of any of the terms of any Leases, and DMR is not aware of any of the other parties to the Leases being in breach of any of the terms of the Leases, and, to the best of the knowledge of the Vendors, no event or condition has occurred which, either immediately or after notice or lapse of time or both, could give rise to the cancellation or termination of any of the Leases. There are no rent-free periods or

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outstanding lessor's contributions or obligations for lessee incentives under any of the Leases which consist of subleases under which DMR is a sublessor. The Vendors have no knowledge of anything or matter which does or will give any of the sublessees under any of the subleases any right of abatement, set-off or deduction in respect of the rent payable by the sublessees;

(e)

Condition of Assets: All fixed assets and equipment owned or used by DMR in the conduct of the Business, all of which is listed in either Schedules F or G, have been properly maintained and, other than normal wear and tear, are in good working order and contain no defects which could adversely affect the operation of the Business to any material degree;

(f)

Rights to Assets: No present or former director, officer, shareholder or partner of DMR or any person not dealing at arm’s length with any of the foregoing owns directly or indirectly or has any agreement, option or commitment to acquire or lease, any property, asset, right or license used by the Business;

(g)	Zoning: All real property at which DMR carries on the Business is zoned to permit the particular activity carried out on such property;

(h)

Rents and Taxes: All rents, operating costs, property taxes (whether municipal, school, general and special taxes, rates, assessments, local improvements charges or frontage taxes), business taxes, development cost charges, other subdivision charges and costs and other levies which are chargeable against the Land and Buildings have been paid in full unless the same are not due and payable;

(i)

Land and Buildings: The Leased Premises accurately reflect all interests of DMR in real property used in the conduct of the Business. To the best of the knowledge of the Vendors, neither asbestos nor urea formaldehyde foam is now used, or present, in any of the buildings which comprise the Leased Premises;

(j)

Intangible Assets: The list of the Intangible Assets set out in Schedule B accurately reflects all registered and unregistered names, trade names, trademarks, designs, copyrights, patents and similar rights specifically including but not limited to the trade names and any proprietary software used in connection with the Business and/or owned or held by DMR on the date hereof free of Encumbrances; and

(k)

Other Operating and Fixed Assets: The list of the Other Operating and Fixed Assets set out in Schedule F accurately reflects all operating and fixed assets owned or held by DMR having an original capital cost of $500 or more which are not disclosed elsewhere in this Subsection 1. Except for sales and purchases in the ordinary course of business since January 20, 2000, DMR owns such assets on the date hereof free of Encumbrances.

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4.2	Business Operations:

(a)

Operating Authorities: DMR has acquired, and currently holds, all permits, licenses, consents, authorizations, approvals, privileges, waivers, exemptions, orders, certificates, rulings, agreements and other concessions granted by or entered into with any governmental or regulatory authority required in connection with the Assets or the Business, that are material to the Assets or the Business and all of the foregoing are in good standing and are being complied with in all material respects. Neither DMR or the Business is required to obtain, from any governmental or regulatory authority, or any other entity, any licences, permits, consents, approvals, certificates or registrations in connection with the change of ownership of the DMR Shares and the transactions as contemplated herein;

(b)

Compliance with Laws: DMR is operating and using the Assets, and is conducting the Business, in compliance with all applicable laws and regulations of each jurisdiction in which the Assets are located or in which it conducts the Business;

	(c)	Operating Entities: There are no Operating Entities other than DMR;

	(d)	Owner’s Criminal Records: The Vendors have no criminal record; and

(e)

Jurisdictions in which Business is Carried On: DMR does not carry on the Business or own or lease any assets in any jurisdiction other than in the Province of Ontario which would require registration or licensing in such jurisdiction.

4.3	Customers and Suppliers:

(a)

Customers: The list of accounts described in Schedule I accurately represents the 15  largest customers of the Business, by sales volume, and the sales volume for each such customer, for the 12 month period immediately preceding the date hereof.

(b)

Suppliers: The list of accounts described in Schedule J accurately represents the 15 largest suppliers of the Business, by expense volume, and the expense volume of each such supplier, for the 12 month period immediately preceding the date hereof.

4.4	Financial:

(a)

Unaudited Financial Statements: The Unaudited Financial Statements present fairly in all material respects the financial position of the Business as at the respective dates of the said statements and the results of DMR’s operation of the Business for the applicable period then ended in accordance with accounting principles used by DMR consistently applied.

	(b)	No Material Change: Since December 31, 2006 and up to the Closing Time there has been no material adverse change in the nature or condition of the Assets or the

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Business, financial or otherwise, except changes occurring in the ordinary course of its business, nor has there been any development or threatened or probable development of which DMR is aware which materially and adversely affects the Assets or the Business. The Business has been carried on in the ordinary course as it had previously been carried on. In addition, save as disclosed herein, since December 31, 2006 and up to the Closing Time, DMR has not:

(i)	issued any shares or other securities;

(ii)

incurred any liability or obligation (absolute or contingent) save current liabilities incurred in the ordinary course of business which as to their nature and amount are not inconsistent with the Business as carried on;

(iii)

discharged or satisfied any Encumbrance or paid any obligation or liability (absolute or contingent) except for current liabilities incurred in the ordinary course of business and except for regularly scheduled payments of term debt and lease payments;

(iv)

declared, paid, authorized or made any dividend, payment or distribution of any kind or nature to its shareholders or redeemed or purchased or otherwise acquired any of its capital stock or agreed to do so;

(v)	subjected any of the Assets to any Encumbrances;

(vi)	sold or transferred any of the Assets or cancelled or released any debts or claims, except, in each case, in the ordinary course of business;

(vii)	waived any rights of material value;

(viii)	entered into any transaction or into any contracts or agreements or modifications or cancellations thereof, other than in the ordinary course of business;

(ix)

made or authorized any payment to officers, directors or employees in their capacity as such except in the ordinary course of business and at rates of salary, bonus or other remuneration consistent with remuneration of previous years;

(x)	used any funds other than in the ordinary course of business as theretofore carried on; and

(xi)	made any capital expenditures greater than $5,000 or entered into any lease with a capitalized value greater than $5,000;

(c)

Books and Records: The Books and Records fairly and correctly set out and disclose in all material respects the financial position of the Business and all material financial transactions of the Business have been accurately recorded in the Books and Records;

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(d)

Working Capital: As at December 31, 2006 the DMR Working Capital was no less than $244,000.00 and since that time up to the Closing Time there has been no material change in the DMR Working Capital and as at Closing Time the DMR Working Capital will be no less than $260,000.00;

(e)

Liabilities: Since December 31, 2006 and up to the Closing Time, and other than satisfaction of the representations and warranties set forth in Paragraphs 4.4(f) and 4.4(i), there has been no material adverse change in the debts or liabilities (whether accrued, contingent, absolute or otherwise and whether or not determined or determinable) of DMR or the Business;

(f)

Excluded Liabilities: At the Closing Time, DMR will not have any debts or liabilities (whether accrued, contingent, absolute or otherwise and whether or not determined or determinable), including liabilities which arise hereafter based on events which have occurred up to the date hereof, in connection with the Excluded Liabilities, all of which are described in Schedule S.

(g)	Receivables: All receivables recorded on the books of the Business are due and payable and no right of set off or counterclaim exists with respect to those accounts;

(h)	Accountants: DMR has not had any material disagreement or dispute with their auditors or accountants over the accounting or tax treatment of the financial information of the Business; and

(i)

Shareholder and Related Party Loans: Except as noted in Schedule T, at the Closing Time, DMR will not be indebted, directly or indirectly, to the Vendors or any present or former director, officer, shareholder, partner or employee of DMR or any person not dealing at arms length with any of the foregoing and none of such persons is indebted to DMR, including but not limited to those debts described in Schedule T, except for matters arising out of normal relations between employee and employer or the business and its suppliers.

4.5	Banking:

(a)

Loans and Credit Facilities: Other than as disclosed in the Unaudited Financial Statements, DMR has not entered into, or otherwise arranged for, any loans, operating lines of credit or other credit facilities (including interest rate or currency swaps, hedging contracts, forward loan or rate agreements or other financial instruments), and does not have outstanding any bonds, debentures, mortgages, notes or other similar indebtedness and DMR is not obligated to create or issue any bonds, debentures, mortgages, notes or other similar indebtedness;

(b)

Bank Facilities: Schedule K contains a complete and accurate listing showing the name of each bank, trust company or similar financial institution in which DMR has an account, safety deposit box or other banking facility, including the names of all persons authorized to transact business in respect of such accounts;

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(c)

Guarantees/Indemnities: DMR has not guaranteed or indemnified, or agreed to guarantee or indemnify, or agreed to any other like commitment, in respect of any debt, liability or other obligation of any person.

4.6	Insurance:

(a)

List of Policies: Schedule L contains a complete and accurate listing of all insurance policies of DMR relating to the Assets and the Business including all property damage, general liability, motor vehicle, director and officer liability and life policies on which DMR has paid premiums from time to time;

(b)

Good Standing: Each of the insurance policies listed in Schedule L is in good standing, all premiums required to be paid by DMR have been properly paid, there have been no misrepresentations or failures to disclose material facts, and there has been no refusal to renew any of the policies and the Vendors have no knowledge of any facts which might render any of the policies invalid, unenforceable or non-renewable; and

(c)

Outstanding Claims: No threatened or actual claims against any of the policies described in Schedule L have been made in the last 3 years, except as otherwise noted in Schedule L. DMR has given notice of or has otherwise presented in a timely fashion every claim under each such insurance policy.

4.7	Tax Matters:

(a)

Filings: DMR has duly and timely filed all returns, elections and designations required to be filed by it with any taxation authority or if not filed on a timely basis, all fees, penalties, interest and other amounts payable as a result thereof have been paid or provided for. No such returns, elections or designations contain any material misstatement or omit any material statements that should have been included and each return, election and designation, including accompanying schedules and statements is true, correct and complete in all material respects;

(b)

Payment: DMR has paid in full, or provided for, all amounts (including but not limited to sales, capital, use and consumption taxes and taxes measured on income and all instalments of taxes) owing to all federal, provincial and municipal taxation authorities due and payable by it up to the date of this Agreement;

(c)

Extensions: There are no agreements, waivers or other arrangements with any taxation authority providing for an extension of time with respect to the filing of any return, election or designation by, or any payment of any amount by or governmental charge against DMR nor with respect to the issuance of any assessment or reassessment;

(d)

Adverse Proceedings: There are no actions, suits, proceedings, investigations or claims by any governmental authority pending or threatened against DMR relating to taxes, governmental charges or assessments. There are also no matters

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under discussion with any governmental authority relating to taxes, governmental charges or assessments asserted or to be asserted by such authority;

(e)

Deductions/Remittances: DMR has withheld and remitted all amounts required to be withheld by it including without limitation, income tax, CPP contributions and Employment Insurance premiums and has paid such amounts including any penalties or interest due to the appropriate authority on a timely basis and in the form required under the appropriate legislation;

(f)	Acquisitions: DMR has not acquired property from, or disposed of property to, any person, firm or corporation with whom DMR does not deal at arm’s length since December 31, 2004; and

(g)

Other Jurisdictions: DMR has not filed or is not currently required to file any returns, elections or designations with any taxation authority located in any jurisdiction other than the Province of Ontario.

4.8	Employee Matters:

(a)

List of Employees: The list of employees set out in Schedule M is a comprehensive list of the employees and commissioned sales people of the Business as at the Closing Date and includes an accurate description of the compensation and/or commission structure, position, length of employment and job classification;

(b)

Employment Contracts: Except as set forth in Schedule M, DMR is not a party to any oral or written consulting contract, management contract, labour services contract or similar agreement for the services of a particular individual and none of the employees of the Business are employed on other than an indefinite hiring basis terminable on reasonable notice according to law without further liability to the Business;

(c)

Benefit Plans: Schedule N contains a complete and accurate listing of all benefit, bonus, profit-sharing, retirement income, termination or severance, dental, medical, disability, health or other plan, program, policy or other arrangement in place for the benefit or advantage of the salaried employees of the Business as at the Closing Date and there have been no material variations to this list since that date other than in the ordinary course of business. All contributions required to be made by DMR to such plans have been properly made and all retirement plans are fully funded, and all returns and other documents have been filed and all amounts owing to any governmental or other regulatory authority relating to such plans, programs, policies or arrangements have been paid;

(d)

Worker’s Compensation: DMR has paid in full all amounts owing by it under the Workers’ Compensation Act (Ontario). Except as stated in Schedule A, no claims have been made against DMR pursuant to the Workers’ Compensation Act (Ontario).

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	(e)	Pension Plans: DMR does not have nor has it ever had a pension plan for any of its employees; and

(f)

Employer Associations: DMR is not a member of any employer, management, industry or other trade or business association under which the Business is obligated to contribute to any employee or contractor employee benefit fund, including any pension plans, health benefit plans or other similar employee entitlements.

4.9	Litigation and Claims:

(a)

Adverse Proceedings: There are no outstanding actions, claims, demands, lawsuits, prosecutions or governmental investigations by or against DMR and the Business and there is no other adverse proceeding which is pending or threatened by, against, or relating to DMR, the Assets or the Business. The Vendors are not aware of any basis for any other action, claim, demand, lawsuit, investigation or other adverse proceeding which, if pursued would have a significant likelihood of having a material adverse effect on any of the Assets or the Business;

(b)

Compliance Directives: There are no outstanding compliance directives or work orders of relating to the Assets or the Business, from any police, fire department, sanitation or health authorities, environmental agencies, or from any other federal, state or municipal authority, department or agency, nor does DMR have notice that there are any matters under formal consideration by any such authorities relating to any of the Assets or the Business;

(c)

Notice of Default/Claims: Except as expressly disclosed in this Agreement, DMR has not received any notice of any default, violation or termination of any of the Material Contracts, Leases or other contracts entered into by DMR which will, or is likely to, result in such a default, violation or termination;

	(d)	No Seizure: There is no appropriation, expropriation or seizure of any of the Assets that is pending or which has been threatened against DMR; and

(e)

Trademark and Patent Infringement: The conduct of the Business by DMR does not infringe upon any patent, trademark or other proprietary right, domestic or foreign, of any person in respect of which there is any significant likelihood that it would have a material adverse effect on the Assets or the Business.

4.10	Contracts and Commitments:

(a)

Material Contracts: Other than the Leases, Schedule O contains a complete and accurate listing of all material contracts, agreements, leases, commitments, instruments or other dealings to which DMR is a party, by which DMR is bound or under which DMR is entitled to any benefits. For the purposes of this Agreement a contract will be material if:

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(i)	performance of any right or obligation by any party to such contract involves a payment by either party of $1,000 or more and having a term of more than one year; or

(ii)

if an expenditure, receipt or transfer or other disposition of property with a value of greater than $1,000 may arise under such contract (other than a contract with a customer or supplier in the ordinary course of business); or

(iii)	if such contract has been entered into out of the ordinary course of business; and

(b)

Good Standing: Except as disclosed herein, DMR is not in breach or default of any of the terms of the Material Contracts, and the Vendors are not aware of any breach or default of any of the terms of the Material Contracts by any other party thereto, and each such contract is in good standing and in full force and effect without amendment thereto. No state of facts exists, which, after notice or lapse of time or both, would constitute such a default or breach where there is any significant likelihood that such breach or default referred to in this

Paragraph 4.10(b) would have a material adverse effect on the Assets or the Business.

4.11	Contingency and Environmental Liabilities:

(a)

Compliance: The Business is in compliance in all material respects with all federal, provincial and municipal environmental laws and regulations (the “Environmental Laws”). The existing activities of the Business and the uses and activities of property now or previously owned or operated by DMR, comply and at all times have complied with all Environmental Laws. DMR has filed all environmental reports and notifications required to be filed under applicable laws and regulations;

(b)

Notice of Non-Compliance: To the best knowledge of the Vendors, DMR, or any prior owner or occupant of the property now leased or operated by DMR, has not received any notice or other communication alleging that they are not in compliance with any Environmental Laws, or alleging any liability under any Environmental Laws. DMR and the Business are not subject to, and have not been subject to, any claim, judgement, decree, order, writ, citation, fine, penalty, injunction, litigation or proceeding relating to any Environmental Laws;

(c)

Hazardous Material: To the best knowledge the Vendors, DMR, or any other person or entity has not engaged in or permitted any operations or activities upon, or any use or occupancy of property now or previously owned or operated by DMR, resulting in the storage, emission, release, discharge or disposal of any hazardous materials on, in, under or from any property used for or by the Business; and

Share Purchase Agreement

(d)

No Expenditures: No expenditures will be required in order for the Assets to comply with Environmental Laws in connection with the current operation and continued operation of the activities of the Business.

4.12	Corporate Status and Authority:

(a)

Corporate Status: DMR has been duly organized and is validly subsisting under the laws of the Province of Ontario and has all requisite power and capacity to own or lease the Assets and to carry on the Business. DMR is duly qualified and licensed to carry on its business in all jurisdictions in which the nature of its business or the properties and assets owned or leased by it make such qualification and licensing necessary and where the failure to be so qualified and licensed would have a material adverse effect on the Business or the Assets;

	(b)	Authorization: The Vendors have full power, capacity and authority to enter into this Agreement on the terms and conditions hereof;

	(c)	Amendments to Charter: DMR has not made any amendments to its Charter Documents other than those expressly reflected in its corporate records; and

(d)

Corporate Records: The corporate records and minute books of DMR accurately reflect all material proceedings of its directors and shareholders and include complete and accurate minutes of all meetings of its directors and shareholders, copies of all resolutions passed, up-to-date and accurate shareholder and director registers, transfer registers and any other corporate registers required to be maintained by DMR. All meetings of shareholders and directors and partners were duly called and held and all resolutions, whether passed at meetings, or in writing, are valid and effectual in all cases where the matters dealt with at such meetings or in such resolutions could have a material effect on DMR.

4.13	Share Capital:

(a) Share Capital: The authorized and issued share capital of DMR is as follows:

Authorized:	4,000 Common Shares
	36,000 Preference Shares

Issued:	300 Common Shares
	NIL Preference Shares

Shareholders:	David Reingold -	175	Common Shares
	Lisa Reingold -	65	Common Shares
	Mark Goodman -	60	Common Shares
	Total -	300	Common Shares

The shares shown as constituting the issued share capital of each of DMR have been duly issued and are outstanding as fully paid and non-assessable shares;

Share Purchase Agreement

(b)

Rights to Acquire Securities: No person has any agreement, option, right or privilege (whether by law, pre-emptive, or contractual), or any interest capable of becoming an agreement, including convertible securities, warrants, or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any of the unissued shares of DMR.

4.14	Effect of this Transaction:

(a)

No Adverse Implications: Except as disclosed in Schedule P with respect to certain required consents, neither the execution and delivery of this Agreement nor the completion and performance of the transactions contemplated hereby will:

(i)

give any person, government or regulatory authority, or any other entity, the right to terminate or cancel any contractual or other rights with DMR where such termination or cancellation would have a material adverse effect on the Assets or the Business;

		(ii)	violate any restriction of any nature applicable to DMR or relating to the disposition of the DMR Shares;

(iii)

result in the creation of any liens or encumbrances on the DMR Shares or the Assets or in the default under any agreement giving a third party security against the Assets or in the crystallization of any floating charge in a debenture as general security interest in a security agreement granted, issued or assumed by DMR where any of such events could have a material adverse effect on the Assets or the Business; nor

(iv)

violate any provision of any indenture, mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which DMR is a party or by which DMR or the Assets are bound the violation of which could have a material adverse effect on the Assets or the Business or impair the legality or enforceability of this Agreement or the transactions contemplated hereby.

(b)

Notice Procedure: DMR may, at any time up to 5:00 p.m. on the day which is two Business Days prior to the Closing Date, give notice to the Purchaser advising it of any fact which, except for this Paragraph 4.14(b), would constitute a breach of any of the representations and warranties set out in this Paragraph 4.14(b). Such notice will state that it is being given pursuant to this Paragraph 4.14(b) and will set out sufficient information to enable the Purchaser to make a reasoned business judgment with respect to the choices set out herein. Upon receipt of such notice, the Purchaser may:

		(i)	postpone the Closing;

(ii)

complete the Closing, in which case this Agreement will be deemed to be amended so that the representation and warranty in respect of which the notice was given will incorporate the disclosure set out in the notice;

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(iii)	or, terminate this Agreement without further obligation on the part of any party to this Agreement;

5.	COVENANTS OF THE VENDORS

The Vendors covenant and agree with the Purchaser as follows and acknowledge that the Purchaser is relying upon such covenants and agreements in connection with the purchase of the DMR Shares:

5.1 Access to the Business: DMR will forthwith make available to the Purchaser and its authorized representatives and, if requested by the Purchaser, provide a copy to the Purchaser of all title documents, contracts, financial statements, minute books, share certificate books, share registers, plans, reports, licences, orders, permits, books of account, accounting records, constating documents and all other documents, information or data relating to DMR and the Business. The Vendors will afford the Purchaser and its authorized representatives every reasonable opportunity to have free and unrestricted access to the property, assets, undertaking, records and documents of DMR. At the request of the Purchaser, the Vendors will execute or cause to be executed such consents, authorizations and directions as may be necessary to permit any inspection of any property of DMR or to enable the Purchaser or its authorized representatives to obtain full access to all files and records relating to any of the assets of DMR maintained by governmental or other public authorities. At the Purchaser’s request, the Vendors will co-operate with the Purchaser in arranging any such meetings as the Purchaser should reasonably request with:

(a)	all employees of the DMR;

(b)	customers, suppliers, distributors or others who have or have had a business relationship with DMR; and

(c)	auditors, solicitors or any other persons engaged or previously engaged to provide services to DMR who have knowledge of matters relating to the Business;

In particular, without limitation, the Vendors will permit the Purchaser’s representatives or consultants to conduct such physical review of the inventory of DMR as is necessary so as to enable the confirmation of the condition of such inventory, to the reasonable satisfaction of the Purchaser. The exercise of any rights of inspection by or on behalf of the Purchaser under this Subsection will not mitigate or otherwise affect the representations and warranties of the Vendors hereunder, which will continue in full force and effect. In exercising its rights hereunder the Purchaser will use its reasonable commercial efforts to avoid interfering with the Business to the extent reasonably practical consistent with the need to complete its review of DMR.

5.2 Delivery of Books and Records: At the Closing Time there will be delivered to the Purchaser by the Vendors all of the Books and Records and Charter Documents. The Purchaser agrees that it will preserve the Books and Records and Charter Documents so delivered to it for so long as such items may be required to enable the Vendors to defend any claim against the Vendors which could result in a Claim hereunder and at least until 5 years following the Closing Date. The Purchaser will permit the Vendors or their authorized representatives reasonable

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access thereto in connection with the affairs of the Vendors. The Purchaser will not be responsible or liable to the Vendors for or as a result of any accidental loss or destruction of or damage to any such Books or Records or Charter Documents, unless the Purchaser’s negligence caused the loss, destruction or damage.

5.3 Conduct Prior to Closing: Without in any way limiting any other obligations of the Vendors hereunder, during the period from the date hereof to the Closing Time:

(a)

Conduct Business in the Ordinary Course: The Vendors will cause DMR to conduct the Business in its ordinary and normal course and the Vendors will cause DMR to refrain from, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld), entering into any transaction or take any action that would constitute a breach of any representation, warranty, covenant or other obligation of the Vendors contained herein. In particular the Vendors will cause DMR to refrain from entering into any contract or commitment which would, if entered into prior to the date hereof, constitute a Material Contract, Equipment Leases or Lease, save with the consent of the Purchaser (such consent not to be unreasonably withheld);

(b)

Continue Insurance: The Vendors will cause DMR to continue to maintain in full force and effect all policies of insurance or renewals thereof now in effect, will take out, at the expense of the Purchaser, such additional insurance as may be reasonably requested by the Purchaser and will give all notices and present all claims under all policies of insurance in a due and timely fashion; and

(c)

Preserve Goodwill: The Vendors will use reasonable commercial efforts to preserve, and cause DMR to preserve, intact the Assets, the Business and to promote and preserve for the Purchaser the goodwill of suppliers, customers and others having business relations with DMR and the Business.

5.4 Delivery of Documents: The Vendors will deliver to the Purchaser all necessary transfers, assignments and other documentation reasonably required to transfer to the Purchaser the DMR Shares with a good and marketable title, free of Encumbrances and without any right of set-off.

5.5 Vendors’ Taxes: The Vendors will be responsible for any federal, provincial or other taxes which may be payable by them in connection with the completion of the transactions contemplated in this Agreement.

6.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER

The Purchaser represents, warrants and covenants to and with the Vendors as follows and acknowledges that the Vendors are relying upon such representations, warranties and covenants in connection with the sale of the DMR Shares:

6.1 Corporate Status and Authority: The Purchaser is a valid and subsisting corporation, duly incorporated and in good standing under the laws of the Province of British Columbia and is duly qualified to carry on its businesses as it presently carries on and is duly qualified and authorized

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to carry on business and is in good standing as an extra-provincial or foreign corporation in each jurisdiction in which the character of its properties or the nature of its businesses makes such qualification or authorization necessary and has all requisite power and authority to carry on its business as it is are now carried on and to own, lease and operate its properties and assets.

6.2 Authorization: The Purchaser has full corporate power, capacity and authority to enter into this Agreement on the terms and conditions hereof and all necessary corporate acts have been performed in order to authorize this Agreement.

6.3 Regulatory Approval: The Purchaser has complied and will comply fully with the requirements of all applicable corporate and securities laws in relation to the issue of the Warrants. The entering into and performance of this Agreement and the transactions contemplated herein will not result in the violation of any of the terms and provisions of the articles or incorporation or bylaws of the Purchaser, any shareholders’ or directors’ resolution or of any indenture or other agreement, written or oral, to which the Purchaser may be a party or by which the Purchaser may be bound or to which it may be subject or any judgment, decree, order, rule or regulation of any court or administrative body by which the Purchaser is bound or to the knowledge of the Purchaser, any statute or regulation applicable to the Purchaser.

6.4 Share Transfer Restrictions: No order ceasing or suspending trading in securities of the Purchaser nor prohibiting the sale of such securities has been issued to the Purchaser or its directors, officers or promoters or to any other companies that have common directors, officers or promoters and no investigations or proceedings for such purposes are pending or threatened in writing by an officer or official of a competent authority.

6.5 Issued Share Capital: As at December 31, 2006, the authorized capital of Clearly Shares is unlimited, of which 13,917,153 shares are issued and 13,879,853 shares are outstanding. In addition, as at December 31, 2006, the Purchaser has an obligation to issue 6,560,000 Clearly Shares, and 1,280,000 Variable Multiple Voting shares in respect of a right of conversion from Class B Preferred shares owned by BG Capital Group Ltd., and has 8,362,731 warrants and stock options outstanding as of December 31, 2006 which may by the Closing Time, or thereafter, be exercised into Clearly Shares.

6.6 Operation of Business: The Purchaser will use reasonable commercial efforts to preserve, or cause to be preserved, the Purchaser, its operating business, DMR and the Business, to maximize DMR Revenues and DMR EBITDA, and to promote and preserve, or cause to promote and observe, the goodwill of suppliers, customers and others having business relations with the Purchaser and DMR.

6.7 Financial Covenant: Until such time as all amounts payable or which may become payable by the Purchaser to the Vendors pursuant to Section 2 hereof have been paid an satisfied in full by the Purchaser, the Purchaser will not take any steps or permit any steps to be taken to cause DMR to declare or pay any dividends or otherwise pay any amounts or make any distributions to any shareholder or affiliate of DMR.

6.8 Tax Elections: If requested by the Vendors, the Purchaser and the Vendors will prepare and file such elections as may be permitted in accordance with the provisions of section 56.4(9)

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of the Income Tax Act (Canada), in form and substance satisfactory to the Purchaser and the Vendors, acting reasonably.

7.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES

7.1 Survival of Warranties by the Vendors. The representations and warranties made by the Vendors and contained in this Agreement, or contained in any document or certificate given in order to carry out the transactions contemplated hereby, will survive the closing of the purchase of the DMR Shares provided for herein and, notwithstanding such closing or any investigation made by or on behalf of the Purchaser or any other person or any knowledge of the Purchaser or any other person, will continue in full force and effect for the benefit of the Purchaser, provided, however, that no Claim may be made or brought by the Purchaser against the Vendors after the date which is 3 years following the Closing Date. After the expiration of the period of time referred to in this section, the Vendors will be released from all obligations and liabilities in respect of the representations and warranties made by the Vendors and contained in this Agreement or in any document or certificate given in order to carry out the transactions contemplated hereby save and except for Claims based on title to the Purchased Shares or which is based on intentional misrepresentation or fraud, which may be made at any time.

7.2 Survival of Warranties by Purchaser. The representations and warranties made by the Purchaser and contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby will survive the closing of the purchase and sale of the DMR Shares provided for herein and, notwithstanding such closing or any investigation made by or on behalf of the Vendors or any other person or any knowledge of the Vendors or any other person, will continue in full force and effect for the benefit of the Vendors.

8.	CONDITIONS OF CLOSING

8.1 Conditions of Closing in Favour of the Purchaser: The obligation of the Purchaser to complete the sale and purchase of the DMR Shares is subject to the following terms and conditions for the exclusive benefit of the Purchaser, to be fulfilled or performed at or prior to the Closing Time or waived in whole or in part by the Purchaser at its sole discretion without prejudice to any rights the Purchaser may otherwise have:

(a)

Contractual Consents: The Vendors will have delivered to the Purchaser such waivers, consents, terminations and certificates, including but not limited to those described in Schedule P, from parties having contractual relations with DMR as may be necessary including, without limitation, waivers and terminations under loan agreements and shareholder agreements to which DMR or the Vendors is a party;

(b)

Representations and Warranties: The representations and warranties of the Vendors contained in this Agreement will be true and correct in all material respects at the Closing Time, with the same force and effect as if such representations and warranties were made at and as of such time, and a certificate of the Vendors dated the Closing Date to that effect will have been delivered to

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the Purchaser, such certificates to be in form and substance satisfactory to the Purchaser, acting reasonably;

(c)

Covenants: All of the covenants and agreements of the Vendors and all other terms of this Agreement to be complied with or performed by the Vendors at or before the Closing Time will have been complied with or performed and certificates of the Vendors dated the Closing Date to that effect will have been delivered to the Purchaser, such certificates to be in form and substance satisfactory to the Purchaser, acting reasonably;

(d)	Warrant Purchase Agreement: Each of the Vendors will have delivered to the Purchaser a warrant purchase agreement in the form attached as Schedule Q;

(e)	Material Adverse Change: There will have been no material adverse changes in the condition of the Assets or the Business (financial or otherwise) since December 31, 2006 up to the Closing Time;

(f)

No Action or Proceeding: No legal or regulatory action or proceeding will be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Assets contemplated hereby;

(g)	No Material Damage: No damage by fire or other hazard to the whole or any material part of the Assets will have occurred from the date hereof to the Closing Time;

(h)

No Agreements on Assets or Business: There is no fact not disclosed in this Agreement relating to the Assets or the Business which, if known to the Purchaser, might reasonably be expected to have a material adverse effect on the value of the DMR Shares;

(i)	Consulting/Non-Compete Agreement: David has entered into a consulting and non-competition agreement in the form attached as Schedule R;

(j)

Opinion of Vendors’ Solicitors: The Purchaser will have received legal opinions of the Vendors’ solicitors, dated as of the date of Closing, respecting the transactions contemplated in this Agreement, consistent with standard agreements for the purchase and sale of businesses similar to the Business.

If any of the conditions contained in this Subsection 8.1 will not be performed or fulfilled at or prior to the Closing Time to the satisfaction of the Purchaser, acting reasonably, the Purchaser may, by written notice to the Vendors, terminate this Agreement and the obligations of the Purchaser under this Agreement. Any such condition may be waived in whole or in part by the Purchaser without prejudice to any claims it may have for breach of covenant, representation or warranty.

8.2 Conditions of Closing in Favour of the Vendors: The purchase and sale of the DMR Shares are subject to the following terms and conditions for the exclusive benefit of the Vendors to be fulfilled or performed at or prior to the Closing Time:

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(a)

Representations and Warranties: The representations and warranties of the Purchaser contained in this Agreement will be true and correct at the Closing Time, with the same force and effect as if such representations and warranties were made at and as of such time and a certificate of the Purchaser dated the Closing Date to that effect will have been delivered to the Vendors, such certificate to be in form and substance satisfactory to the Vendors acting reasonably;

(b)

Release of Guarantees: The Vendors will have received waivers or releases of all personal guarantees of the Vendors under loan agreements to which DMR is a party or, alternatively, an indemnity, in a form satisfactory to the Vendors acting reasonably, from the Purchaser in connection with such personal guarantees;

(c)

Share Pledge Agreement: The Purchaser has entered into a share pledge agreement in relation to the DMR Shares containing, among other things, a general security interest in the Assets, in a form satisfactory to the Vendors acting reasonably, securing, in favour of the Vendors, the obligations of the Purchaser contained in this Agreement;

(d)

Covenants: All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser at or before the Closing Time will have been complied with or performed and a certificate of the Purchaser dated the Closing Date to that effect will have been delivered to the Vendors, such certificate to be in form and substance satisfactory to the Vendors acting reasonably.

If any of the conditions contained in this Subsection 8.2 will not be performed or fulfilled at or prior to the Closing Time to the satisfaction of the Vendors, acting reasonably, the Vendors may, by written notice to the Purchaser, terminate this Agreement and the obligations of the Vendors under this Agreement. Any such condition may be waived in whole or in part by the Vendors without prejudice to any claims they may have for breach of covenant, representation or warranty.

8.3 Parties’ Efforts: The parties will use reasonable commercial efforts to satisfy the conditions contained in this Section 8.

9.	CROSS-DEFAULT

9.1 Voluntary Termination of Consulting Agreement. Provided that neither the Purchaser nor DMR is in default of any of their respective obligations to any of the Vendors, in the event that David voluntarily terminates the consulting agreement (the “Consulting Agreement”) dated as of the date hereof between David and the Purchaser, or if David refuses to perform the Services (as defined in the Consulting Agreement), or if David breaches Section 10(b) of such Consulting Agreement, the Vendors will be deemed to have forfeited their right to receive payment from the Purchaser of any and all amounts then payable or which may thereafter be determined to be payable by the Purchaser to the Vendors in accordance with the provisions of Section 2 of this Agreement. For greater certainty, the provisions of this Section 9.1 will not apply in the event

Share Purchase Agreement

that the Consulting Agreement is terminated by the Purchaser for any reason, or in the event that the Consulting Agreement is terminated for any of the reasons enumerated in Subsections 10(f) or (g) of the Consulting Agreement, or in the event that David terminates the Consulting Agreement as a result of a material diminution by the Purchaser of the scope of Services (as defined in the Consulting Agreement) to be performed by David or of the stature of his position as the Manager of DMR as contemplated therein.

10.	CLOSING ARRANGEMENTS

10.1 Place of Closing: The closing will take place at the Closing Time at the Place of Closing.

10.2 Transfer: At the Closing Time, upon fulfilment of all the conditions set out in Section 8 that have not been waived in writing by the Purchaser or the Vendors as the case may be:

(a)	the Purchaser will cause to be delivered to the Vendors a certified or solicitor’s cheque or cheques in the aggregate amount of $450,000.00;

(b)	the Purchaser will issue a certificate or certificates to the Vendors, in the form attached as Schedule U, representing the Warrants;

(c)	the Vendors will cause to be delivered to the Purchaser certificates representing the DMR Shares duly endorsed for transfer; and

(d)	the Vendors will deliver to the Purchaser resignations and mutual releases of the directors and officers of DMR.

10.3 Further Assurances: Each party to this Agreement covenants and agrees that, from time to time subsequent to the Closing Date, it will, at the request and expense of the requesting party, execute and deliver all such documents, including, without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as any other party to this Agreement, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate the sale of the DMR Shares and the Business to the Purchaser, any provision of this Agreement, any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created by this Agreement.

11.	INDEMNITY AND SET-OFF

11.1 Indemnification by Vendors: The Vendors hereby severally indemnify and save harmless the Purchaser from and against any and all losses, liabilities, damages, costs, tax assessments, charges, claims, increases in insurance premiums not in the ordinary course of business, and expenses of any kind whatsoever including, without limitation, the costs of defending, cross-claiming or claiming against third parties in respect of any action, claim or matter, including solicitor’s fees, costs and disbursements at all court and administrative levels, on a solicitor and his own client basis, which at any time or from time to time may be paid, incurred or asserted against the Purchaser, as a result of any breach of representation, warranty or covenant herein contained or in any document or agreement contemplated hereby. The

Share Purchase Agreement

obligations of the Vendors set forth in this Subsection 11.1 will be subject to and limited by the following:

(a)	No Claim will be made unless the cumulative amount of all Claims under this Subsection 11.1 equals or exceeds $25,000.00;

(b)	No Claim will be made following the expiry of the time period set forth in section 7.1 hereof;

(c)

The cumulative amount of all Claims which can be made against any Vendor under this Subsection 11.1 will be equal to the amount of the Purchase Price actually paid by the Purchaser to such Vendor, including the Contingent Purchase Price if, as and when paid and further provided that the liability of each Vendor in respect of any particular Claim shall be proportionate to his or her percentage ownership of the Purchased Shares immediately prior to completion of the transaction of purchase and sale herein contemplated, as follows: David (58.33%), Lisa (21.67%) and Mark (20%); and

(d)

The Purchaser will give written notice to the Vendors stating specifically the basis for the Claim, the amount thereof, and will tender defence thereof to the Vendors as provided in Subsection 11.3 below.

11.2 Indemnification by Purchaser. The Purchaser hereby indemnifies and saves harmless the Vendors against any and all losses, liabilities, damages, costs, and expenses of any kind whatsoever, including, without limitation, the cost of defending, cross-claiming, or claiming against third parties in respect of any action, claim, or matter, including legal fees, costs, and disbursements at all court and administrative levels, on a solicitor and his own client basis, which at the time or from time to time may be paid, incurred, or asserted against the Vendors as a result of any breach of representation, warranty or covenant herein contained or in any document or agreement contemplated hereby. The obligations of the Purchaser set forth in this Subsection 11.2 will be subject to and limited by the following:

(a)	No Claim will be made unless the cumulative amount of all Claims under this Subsection 11.2 equals or exceeds $25,000.00; and

(b)

The Vendors will give written notice to the Purchaser stating specifically the basis for the Claim, the amount thereof, and will tender defence thereof to the Purchaser as provided in Subsection 11.3 below.

11.3 Tender of Defenses. Promptly upon receipt by any party of a notice of a Claim by a third-party which may give rise to a Claim under this Subsection 11.3, the party seeking indemnification (the “Indemnified Party”) will give written notice thereof to the party obligated to provide indemnification (the “Indemnifying Party”). If the Indemnifying Party gives to the “Indemnified Party” an agreement in writing, in a form reasonably satisfactory to the Indemnified Party’s counsel, to defend such Claim, the Indemnifying Party may, at its sole expense, undertake the defense against such claim and may contest or settle such claim on such terms, at such time and in such manner as the Indemnifying Party, in its sole discretion, will elect and the Indemnified Party will execute such documents and take such steps as may be reasonably

Share Purchase Agreement

necessary in the opinion of its counsel to enable it to conduct the defense of such Claim. If the Indemnifying Party fails or refuses to defend any claim hereunder, the Indemnifying Party may nevertheless, at its own expense, participate in the defense of such Claim by the Indemnified Party in any and all settlement negotiations relating thereto. In any and all events, the Indemnifying Party will have such access to the records and files of the Business relating to any Claim as may be reasonably necessary to effectively defend or participate in the defense thereof.

11.4 Right to Set-Off: The Purchaser shall have the right to set-off any liquidated amount which has been, or which may be, determined by a court of competent jurisdiction to be due and payable by the Vendors to the Purchaser against any money due and payable to the Vendors from the Purchaser under this or any other agreement between the Purchaser and the Vendors. For greater certainty, the Purchaser’s right set forth in this Subsection 11.4 may be exercised prior a court of competent jurisdiction making a determination as to such liquidated amount which may be due and payable by the Vendors. Unless otherwise agreed, the Purchaser shall deposit any amounts set-off hereunder in escrow pending a determination by a court of competent jurisdiction that the withheld amount was properly set-off by the Purchaser. In the event that a court of competent jurisdiction determines that the Purchaser improperly set-off any amount payable to the Vendors hereunder, then that amount shall be paid forthwith to the Vendors together with interest at the rate of 21% per annum from the date on which said amount should properly have been paid to the Vendors up to and including the date on which the payment is made as aforesaid.

12.	GENERAL MATTERS

12.1 Governing Law: This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia. Any dispute arising out of or in connection with this Agreement, will be referred to and finally resolved by, if required, the courts in British Columbia.

12.2 Entire Agreement: Except as may be otherwise expressly agreed between the parties in writing, this Agreement, including any agreements contemplated herein, constitutes the entire agreement between the parties pertaining to the subject matter and there are no oral statements, warranties, representations or other agreements between the parties in connection with the subject matter except as specifically set forth or referred to herein. No amendment, waiver or termination of this Agreement will be binding unless executed in writing by the party or parties to be bound thereby. No waiver of any provision of this Agreement will be deemed or will constitute a waiver of any other provision nor will any such waiver constitute a continuing waiver unless otherwise expressly provided.

12.3 Assignment: The Vendors will not assign their interests in this Agreement without prior written consent of the Purchaser. Prior to payment of the Purchase Price in full, the Purchaser may not assign its interests in this Agreement without any prior written consent of the Vendors.

12.4 Public Notices: Except as required by applicable law, regulatory authority or any listing or trading agreement, no press release or other announcement concerning this transaction will be made by the Vendors or the Purchaser without the prior approval of the other, such approval not to be unreasonably withheld.

Share Purchase Agreement

12.5 Confidential Information: The Purchaser and the Vendors covenant to hold in strict confidence all information obtained in connection with the transactions which are the subject matter of this Agreement. If the transactions which are the subject matter of this Agreement are not completed, this covenant will continue in full force and effect. All confidentiality obligations of the Purchaser with respect to the Vendors will cease upon Closing. Notwithstanding the Closing, the Vendors covenants to maintain as confidential all confidential information respecting the Purchaser in the Vendors’ possession prior to Closing and all information obtained in connection with the transactions which are the subject matter of this Agreement including all information concerning the Purchaser other than information provided to the Vendors’ personal advisers for the purpose of filing personal tax returns and other similar matters and other than as may be required to be disclosed by law and other than information that becomes generally available to the public other than as a result of a disclosure by the Vendors and/or its representatives.

12.6 Non-Waiver: No investigations made by or on behalf of the Purchaser at any time will have the effect of waiving, diminishing the scope of or otherwise affecting any representations or warranties made herein or pursuant hereto. No investigations made by or on behalf of the Vendors at any time will have the effect of waiving, diminishing the scope of or otherwise affecting any representations or warranties made herein or pursuant hereto.

12.7 Indemnification in Respect of Brokers or Agents: The Vendors indemnifies and saves harmless the Purchaser from and against any claim for commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who claims to be so entitled by virtue of a contract or other arrangement with the Vendors in connection with the transaction contemplated herein. The Purchaser indemnifies and saves harmless the Vendors from and against any claim for commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who claims to be so entitled by virtue of a contract or other arrangement with the Purchaser in connection with the transaction contemplated herein.

12.8 Expenses: All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expense. The Purchaser will not bear any legal, accounting or other costs incurred by the Vendors. The Vendors will not bear any legal, accounting or other costs incurred by the Purchaser.

12.9 Notices: Any notice or other communication required or permitted to be given hereunder will be in writing and delivered or sent by overnight mail, overnight delivery or telefax and, if telefaxed, will be deemed to have been received on the next Business Day following transmittal and acknowledgment of receipt by the recipient’s telefax machine or if delivered by hand will be deemed to have been received at the time it is delivered. Notices addressed to an individual will be validly given if left on the premises indicated below. Notice of change of address will also be governed by this Subsection. Notices will be delivered or addressed as follows:

Share Purchase Agreement

(a)	If to the Purchaser:

Clearly Canadian Beverage Corporation
West 10th Avenue
Vancouver, B.C. V6K 2J1

(b)	If to the Vendors:

c/o David Reingold
67 Gatcombe Circle
Richmond Hill, Ontario L4C 9P5

with a copy to:

Mark Goodman
84 Markwood Lane
Thornhill, Ontario L4J 7A6

and with a copy (which copy will not constitute notice) to:

Aird & Berlis LLP
BCE Place, Suite 1800
181 Bay Street
Toronto, Ontario M5J 2T9
Attention: Dennis Miller

Any party may give written notice of change of address in the same manner, in which event such notice will thereafter be given to it as above provided at such changed address. Notices from the Vendors to the Purchaser shall be given to the Purchaser by David on behalf of all of the Vendors.

12.10 Time of the Essence: Time will be of the essence of this Agreement.

12.11 Further Assurances: Each of the parties hereto agrees promptly to do, make, execute, deliver or cause to be done, made, executed or delivered at their own expense all such further acts, documents and things as the other party hereto may reasonably require for the purpose of giving effect to this Agreement whether before or after the Closing.

12.12 Severability: If any covenant, obligation or agreement of this Agreement, or the application thereof to any person or circumstance will, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such covenant, obligation or agreement to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected thereby and each covenant, obligation and agreement of this Agreement will be separately valid and enforceable to the fullest extent permitted by the law.

12.13 Counterparts: This Agreement may be executed in any number of counterparts, each of which when delivered will be deemed to be an original and all of which together will constitute

Share Purchase Agreement

one and the same document. A signed facsimile or telecopied copy of this Agreement will be effectual and valid proof of execution and delivery.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first hereinabove written.

CLEARLY CANADIAN BEVERAGE
CORPORATION
Per:

Per:
We have the authority to bind the Corporation.

SIGNED, SEALED AND DELIVERED	)
in the presence of	)
)
)
)
)
	)	DAVID REINGOLD
)
)
)
	)	LISA REINGOLD
)
)
)
	)	MARK GOODMAN

Share Purchase Agreement